Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Dynamic Shares Trust

(Exact Name of Registrant as Specified in Its Charter)

Table 1 — Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to Be Carried Forward
Newly Registered Securities
Fees to Be Paid	Exchange-Traded Vehicle Securities	Dynamic Short Short-Term Volatility Futures ETF	457(u)	Indeterminate Amount of Securities	(1)	(1)	(1)	(1)
Carry Forward Securities
Carry Forward Securities	Exchange-Traded Vehicle Securities	Dynamic Short Short-Term Volatility Futures ETF	Rule 415(a)(6)	(2)		$100,000,000		$12,980 (2)	S-1	333-238098	April 28, 2021	$12,254 (2) (3)
	Total Offering Amounts					(1)		(1)
	Total Fees Previously Paid							—
	Total Fee Offsets							(3)
	Net Fee Due							(1) (3)

(1)	The registration statement covers an indeterminate amount of securities to be offered or sold and the filing fee will be calculated and paid in accordance with Rule 456(d) and Rule 457(u).

(2)	The amount of the registration fees for the indicated securities were calculated in reliance upon Rule 457(o) and using the proposed maximum aggregate offering price as described above.

(3)	Pursuant to Rule 456(d) and 457(u), the registrant will file a prospectus in accordance with Rule 424(i) not later than 90 days after the end of any fiscal year during which it has publicly offered securities and pay any registration fee due in connection with the filing of such prospectus. Filings fees previously paid in connection with unsold securities to be carried forward will be used to offset any new registration fees and will be reflected on such prospectus.